Exhibit 5.1

November 13, 2009

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Re:                               Registration Statement on Form S-8 filed by Merit Medical Systems, Inc. (the “Company”) with respect to the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of an additional 1,500,000 shares of common stock, no par value, of the Company (the “Common Shares”) that may be issued pursuant to the Plan to Plan participants.  When issued to Plan participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Parr Brown Gee & Loveless

PARR BROWN GEE & LOVELESS